Exhibit 99.1

Contacts:	David Olson	Angie McCabe
	818.676.6978	818.676.8692
	david.w.olson@healthnet.com	angeline.c.mccabe@healthnet.com

HEALTH NET REPORTS A 23.1 PERCENT INCREASE

TO $0.80 PER DILUTED SHARE IN SECOND QUARTER 2007 EARNINGS

HEALTH PLAN ENROLLMENT CLIMBS SEQUENTIALLY BY 55,000

LOS ANGELES, August 1, 2007 – Health Net, Inc. (NYSE:HNT) today announced that 2007 second quarter net income was $92.0 million, or $0.80 per diluted share. Net income for the second quarter of 2006 was $77.0 million, or $0.65 per diluted share.

Following are key highlights for the second quarter of 2007:

▪	Pretax margin of 4.3 percent, a 40 basis point improvement compared to the second quarter of 2006;

▪	Medicare Advantage membership grew by 39,000 members, or 19.8 percent, compared to the second quarter of 2006;

▪	Membership in the company’s small group and individual segment increased by 4.1 percent compared to the second quarter of 2006;

▪	The administrative expense ratio of 9.8 percent improved 140 basis points from the second quarter of 2006;

▪	The company completed its $80 million acquisition of The Guardian Life Insurance Company of America’s 50 percent interest in the Healthcare Solutions (HCS) business;

▪	Health Net of California was selected by the California Farm Bureau Federation as the underwriter for its 60,000-member health plan effective July 1, 2007;

▪

The company issued an aggregate of $400 million in 6 3/8% Senior Notes due in June 2017 and entered into a new $900 million, five-year revolving credit agreement which replaced its $700 million revolving credit agreement; and

▪	The company repurchased 360,300 shares of its Common Stock at an average price of $53.07 in the second quarter ended June 30, 2007.

Membership

Total health plan enrollment during the second quarter of 2007 grew by 13,000 members to 3.7 million members compared to the same period in 2006 and by 55,000 members, or 1.5 percent, sequentially.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, declined by 65,000 members, or 2.8 percent, to 2.3 million members in the second quarter of 2007 compared to same period in 2006. It increased by 21,000 members, or 0.9 percent, sequentially. The year-over-year decrease was primarily due to expected attrition in commercial large group and ASO membership while the sequential increase was due to growth in the small group and individual segment.

The company’s small group and individual segment experienced strong growth of 28,000 members, or 4.1 percent, in the second quarter of 2007 compared to the second quarter of 2006. Sequentially, the individual and small group segments grew by 20,000 members, or 2.9 percent.

Enrollment in the company’s Medicare Advantage plans was 236,000 members at the end of the second quarter of 2007. This reflects an increase of 39,000 members, or 19.8 percent, since the end of the second quarter of 2006 and an increase of 13,000 members, or 5.8 percent, since the end of the first quarter of 2007. Membership in the company’s Medicare Part D plans at the end of the second quarter of 2007 was 348,000, an increase of 60,000 members, or 20.8 percent, from the end of the second quarter of 2006. Medicare Part D membership increased by 7,000 members, or 2.1 percent, since the end of the first quarter of 2007.

State Health Plan enrollment at the end of the second quarter of 2007 was 839,000 members, a decline of 21,000 members, or 2.4 percent, since the end of the second quarter of 2006. Sequentially, State Health Plan enrollment increased by 14,000 members, or 1.7 percent, primarily in the Medi-Cal program in Los Angeles County and the Healthy Families program in California.

“It’s clear we have generated enrollment momentum, especially in commercial risk membership. Our strategy of focusing on the small group and individual segment is working,” said Jay M. Gellert, president and chief executive officer of Health Net.

Revenues and Health Care Costs

Health Net’s total revenues increased 6.1 percent in the second quarter of 2007 to $3.5 billion from $3.3 billion in the second quarter of 2006. Health plan services premium revenues increased 8.2 percent to $2.8 billion in the second quarter of 2007 compared to $2.6 billion in the second quarter of 2006.

Health Net’s Government contracts revenues decreased 2.1 percent in the second quarter of 2007 to $613.9 million from $627.0 million in the second quarter of 2006. The decrease in revenues was driven by the government assuming payment responsibility for health care expenditures for active duty personnel in the civilian sector as of the third quarter of 2006 and by the continued impact of improved Option Period 3 health care costs.

The health plan medical care ratio (MCR) was 84.7 percent in the second quarter of 2007 compared to 84.0 percent in the second quarter of 2006. This expected increase was driven partly by higher MCRs in the company’s government programs.

The commercial MCR in the second quarter of 2007 was 84.5 percent, up 20 basis points compared to the second quarter of 2006.

The commercial premium yield increased 8.4 percent in the second quarter of 2007 compared to the second quarter of 2006. Commercial health care costs rose by 8.6 percent on a per member per month (PMPM) basis in the second quarter of 2007 compared to the second quarter of 2006.

“Due to the impact of the Guardian transaction and the new California Farm Bureau membership which we added effective July 1, 2007, we are revising our full year 2007 premium yield expectations to approximately 9.0 percent,” said Gellert. “We expect to see commercial health care cost trends approximately 50 to 60 basis points below this amount.”

The Government contracts cost ratio was 92.9 percent in the second quarter of 2007, representing a 120 basis point improvement compared with the second quarter of 2006. “We continue to experience excellent health care cost performance and high beneficiary satisfaction in the TRICARE North Region,” said Jim Woys, Health Net’s interim chief financial officer.

Administrative Expenses

In the second quarter of 2007, total general, administrative and depreciation expenses decreased by $16.6 million to $277.0 million compared to $293.6 million in the second quarter of 2006. “The administrative expense ratio improved 140 basis points compared to the second quarter of 2006 due to our continued focus on expense management and some modest one-time benefits,” said Woys. “In addition, the second quarter is seasonally the lowest period of G&A spend during the year. As we move into the third and fourth quarters of 2007, we expect G&A to increase due to higher marketing expenses for open enrollment in both the commercial and Medicare lines of business and from additional expenses related to the HCS transaction.”

Health Net’s selling expenses of $76.8 million in the second quarter of 2007 increased by $17.2 million compared to the second quarter of 2006. “Our selling ratio of 2.7 percent increased 40 basis points compared to the second quarter of 2006 as we continued to focus on growing the individual, small and mid-size employer segments and strengthening our partnerships with the agents and brokers who sell our products. As a result of this focus, commercial new sales increased by 87,000 members, or 27.0 percent, compared to the second quarter of 2006,” said Gellert.

Balance Sheet

Cash and investments as of June 30, 2007 were $2.4 billion compared with $2.1 billion as of December 31, 2006.

Reserves for claims and other settlements increased by $35.7 million to $1.1 billion at June 30, 2007.

Days claims payable (DCP), including provider settlements, capitation payments and Medicare Part D expenses, increased by 0.8 days to 41.7 days in the second quarter of 2007 compared to 40.9 days in the second quarter of 2006. DCP increased by 0.4 days compared to the first quarter of 2007. Excluding provider settlements, capitation payments and Medicare Part D, DCP increased by 0.9 days to 55.3 days at June 30, 2007, from 54.4 days at March 31,

2007, and by 2.4 days compared with 52.9 days at June 30, 2006 (see footnote (a) in the Notes to Condensed Consolidated Financial Statements in the accompanying tables).

The company’s debt-to-total capital ratio was 17.0 percent as of June 30, 2007 compared to 21.9 percent as of December 31, 2006 and 33.0 percent on June 30, 2006.

During the second quarter of 2007, the company repurchased 360,300 shares of its Common Stock at an average price of $53.07. From the end of the second quarter of 2007 through July 31, 2007, the company repurchased 831,700 shares.

Since Health Net restarted its share repurchase program in November 2006, through July 31, 2007, the company has repurchased more than 7.6 million shares at an average price of $47.90.

In the second quarter of 2007, the company issued $400 million in aggregate principal amount of 6 3/8% Senior Notes due 2017. The net proceeds of the offering were used to repay amounts outstanding under a term loan agreement and the company’s revolving credit facility. Also, the company entered into a new $900 million, five-year revolving credit agreement that replaced its $700 million revolving credit agreement.

Interest expense decreased by $5.6 million in the second quarter of 2007 compared to the second quarter of 2006, due to the redemption of the company’s 8 3/8% Senior Notes due 2011 in the third quarter of 2006, which had a higher interest rate than its term and bridge loans and new Senior Notes issued in the second quarter of 2007.

Cash Flow

Operating cash flow was $135.7 million in the second quarter of 2007, or 1.5 times net income. For the first half of 2007, Health Net’s operating cash flow was $479.7 million, which includes seven monthly payments from the Centers for Medicare & Medicaid Services (CMS), including one extra payment of approximately $265 million.

Adjusted to include only six monthly payments in the first half of 2007, operating cash flow would have been approximately $215 million, or 1.2 times net income.

Outlook

Health Net expects earnings per diluted share of $0.99 in the third quarter of 2007, and $3.66 for the full year of 2007 based on expected average shares outstanding of 114 million.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter results during a conference call scheduled on Wednesday, August 1, 2007, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.811.8824, code 7178740. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from August 1, 2007 through August 5, 2007, by dialing 888.203.1112, code 7178740. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.0 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

# # #

[Seven pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended
	June 30, 2006	March 31, 2007	June 30, 2007
REVENUES:
Health plan services premiums	$2,599,079	$2,777,259	$2,811,186
Government contracts	626,957	607,995	613,865
Net investment income	26,256	31,364	27,884
Administrative services fees and other income	13,830	12,294	11,243

Total revenues	3,266,122	3,428,912	3,464,178

EXPENSES:
Health plan services	2,181,975	2,341,074	2,381,279
Government contracts	590,117	567,099	570,518
General and administrative	288,670	291,285	270,003
Selling	59,630	69,129	76,842
Depreciation	4,950	6,541	6,969
Amortization	1,275	1,092	2,044
Interest	13,449	9,560	7,824

	3,140,066	3,285,780	3,315,479

Income from operations before income taxes	126,056	143,132	148,699
Income tax provision	49,023	54,547	56,669

Net income	$77,033	$88,585	$92,030

Basic earnings per share	$0.67	$0.79	$0.82
Diluted earnings per share	$0.65	$0.77	$0.80
Weighted average shares outstanding:
Basic	115,213	111,970	112,122
Diluted	118,305	114,759	114,808
Pretax margin (Income from operations before income taxes / Total revenues)	3.9%	4.2%	4.3%
Health plan services MCR	84.0%	84.3%	84.7%
Government contracts cost ratio	94.1%	93.3%	92.9%
Administrative ratio ((G&A+Dep) / (HP serv prem + admin serv fees and other income))	11.2%	10.7%	9.8%
Selling costs ratio (Selling costs / HP serv prem)	2.3%	2.5%	2.7%
Days claims payable (a)	40.9	41.3	41.7
Days claims payable—adjusted (a)	52.9	54.4	55.3
Effective tax rate	38.9%	38.1%	38.1%
Health plan services premiums PMPM	$241.75	$259.35	$260.18
Health plan services costs PMPM	$202.95	$218.62	$220.39

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2006	June 30, 2007
ASSETS
Current Assets
Cash and cash equivalents	$704,806	$976,150
Investments—available for sale	1,416,038	1,421,537
Premiums receivable, net	302,355	206,513
Amounts receivable under government contracts	199,569	229,134
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	272,961	271,327
Other receivables	106,135	105,093
Deferred taxes	54,702	69,369
Other assets	161,280	179,722

Total current assets	3,217,846	3,458,845
Property and equipment, net	151,184	163,877
Goodwill, net	751,949	751,949
Other intangible assets, net	42,835	119,463
Deferred taxes	33,137	92,127
Other noncurrent assets	100,071	145,703

Total Assets	$4,297,022	$4,731,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,048,796	$1,084,461
Health care and other costs payable under government contracts	52,384	53,528
IBNR health care costs payable under TRICARE North contract	272,961	271,327
Unearned premiums	164,099	415,256
Bridge loan	200,000	—
Accounts payable and other liabilities	371,263	315,688

Total current liabilities	2,109,503	2,140,260
Senior notes payable	—	397,968
Revolver payable and other financing arrangement	300,000	—
Other noncurrent liabilities	108,554	243,943

Total Liabilities	2,518,057	2,782,171

Stockholders’ Equity
Common stock and additional paid-in capital	1,028,018	1,100,623
Treasury common stock, at cost	(891,294)	(966,691)
Retained earnings	1,653,478	1,836,015
Accumulated other comprehensive loss	(11,237)	(20,154)

Total Stockholders’ Equity	1,778,965	1,949,793

Total Liabilities and Stockholders’ Equity	$4,297,022	$4,731,964

Debt-to-Total Capital Ratio	21.9%	17.0%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended
	June 30, 2006	March 31, 2007	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77,033	$88,585	$92,030
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	6,225	7,633	9,013
Share-based compensation expense	5,195	5,240	6,529
Other changes	4,007	(1,510)	(3,067)
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(36,388)	181,344	40,925
Other receivables, deferred taxes and other assets	(107)	(16,980)	89,397
Amounts receivable/payable under government contracts	359	(1,122)	(27,299)
Reserves for claims and other settlements	(10,734)	49,157	(13,492)
Accounts payable and other liabilities	(63,055)	31,680	(58,380)

Net cash (used in) provided by operating activities	(17,465)	344,027	135,656

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	44,374	383,857	86,689
Maturities of investments	30,248	60,004	46,730
Purchases of investments	(110,683)	(419,172)	(190,873)
Proceeds from sale of property and equipment	—	83,870	12,878
Purchases of property and equipment	(12,679)	(19,629)	(13,394)
Net cash paid for acquisition of Guardian assets	—	(69,780)	(10,497)
Sales and purchases of restricted investments and other	(497,437)	(3,970)	(35,592)

Net cash (used in) provided by investing activities	(546,177)	15,180	(104,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	20,895	30,652	11,949
Repurchases of common stock	(1,107)	(55,893)	(13,891)
Excess tax benefits from share-based compensation	2,221	10,399	3,789
Borrowings under financing arrangements	497,334	100,000	393,535
Repayment of borrowings under financing arrangements	—	(200,000)	(400,000)

Net cash provided by (used in) financing activities	519,343	(114,842)	(4,618)

Net (decrease) increase in cash and cash equivalents	(44,299)	244,365	26,979
Cash and cash equivalents, beginning of period	870,224	704,806	949,171

Cash and cash equivalents, end of period	$825,925	$949,171	$976,150

Health Net, Inc.

Notes to Condensed Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q2 2006	Q1 2007	Q2 2007
	(Dollars in millions)
Reserve for Claims and Other Settlements	$975.4	$1,098.0	$1,084.5
Less: Capitation Payable, Provider Settlements and Medicare Part D	(110.3)	(101.1)	(98.8)

Adjusted Reserve for Claims and Other Settlements	865.1	996.9	985.7

(1) Average Reserve for Claims and Other Settlements	980.8	1,073.4	1,091.2

(2) Average Adjusted Reserve for Claims and Other Settlements	865.4	980.2	991.2

(3) Health Plan Services Cost	2,182.0	2,341.1	2,381.3
Less: Capitation Payments, Provider Settlements and Medicare Part D	(692.6)	(720.9)	(751.5)

(4) Adjusted Health Plan Services Cost	1,489.4	1,620.2	1,629.8

(5) Number of Days in Period	91	90	91

= (1) / (3) * (5) Days Claims Payable	40.9	41.3	41.7
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	52.9	54.4	55.3

Health Net, Inc.

Enrollment Data—By State

(In thousands)

	June 30, 2007	March 31, 2007	June 30, 2006	Change from
				March 31, 2007		June 30, 2006
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	1,013	1,009	1,063	4	0.4%	(50)	(4.7)%
Small Group and Individual	425	413	422	12	2.9%	3	0.7%

Commercial Risk	1,438	1,422	1,485	16	1.1%	(47)	(3.2)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,443	1,427	1,490	16	1.1%	(47)	(3.2)%
Medicare Advantage	112	108	104	4	3.7%	8	7.7%
Medi-Cal	708	694	726	14	2.0%	(18)	(2.5)%

Total California	2,263	2,229	2,320	34	1.5%	(57)	(2.5)%

Connecticut
Large Group	142	143	156	(1)	(0.7)%	(14)	(9.0)%
Small Group and Individual	27	29	31	(2)	(6.9)%	(4)	(12.9)%

Commercial Risk	169	172	187	(3)	(1.7)%	(18)	(9.6)%
ASO	58	57	69	1	1.8%	(11)	(15.9)%

Total Commercial	227	229	256	(2)	(0.9)%	(29)	(11.3)%
Medicare Advantage	43	40	32	3	7.5%	11	34.4%
Medicaid	85	85	87	0	0.0%	(2)	(2.3)%

Total Connecticut	355	354	375	1	0.3%	(20)	(5.3)%

New York
Large Group	116	116	120	0	0.0%	(4)	(3.3)%
Small Group and Individual	117	109	96	8	7.3%	21	21.9%

Commercial Risk	233	225	216	8	3.6%	17	7.9%
ASO	15	15	17	0	0.0%	(2)	(11.8)%

Total Commercial	248	240	233	8	3.3%	15	6.4%
Medicare Advantage	9	8	7	1	12.5%	2	28.6%

Total New York	257	248	240	9	3.6%	17	7.1%

New Jersey
Large Group	32	36	47	(4)	(11.1)%	(15)	(31.9)%
Small Group and Individual	62	61	58	1	1.6%	4	6.9%

Commercial Risk	94	97	105	(3)	(3.1)%	(11)	(10.5)%
ASO	18	19	20	(1)	(5.3)%	(2)	(10.0)%

Total Commercial	112	116	125	(4)	(3.4)%	(13)	(10.4)%
Medicaid	46	46	47	0	0.0%	(1)	(2.1)%

Total New Jersey	158	162	172	(4)	(2.5)%	(14)	(8.1)%

Arizona
Large Group	80	78	72	2	2.6%	8	11.1%
Small Group and Individual	53	52	47	1	1.9%	6	12.8%

Commercial Risk	133	130	119	3	2.3%	14	11.8%
Medicare Advantage	48	45	35	3	6.7%	13	37.1%

Total Arizona	181	175	154	6	3.4%	27	17.5%

Oregon
Large Group	96	96	99	0	0.0%	(3)	(3.0)%
Small Group and Individual	35	35	37	0	0.0%	(2)	(5.4)%

Commercial Risk	131	131	136	0	0.0%	(5)	(3.7)%
Medicare Advantage	20	20	19	0	0.0%	1	5.3%

Total Oregon	151	151	155	0	0.0%	(4)	(2.6)%

Other States
Medicare Advantage	4	2	0	2	100.0%	4

Medicare PDP (stand-alone)	348	341	288	7	2.1%	60	20.8%

Total Health Plan Enrollment
Large Group	1,479	1,478	1,557	1	0.1%	(78)	(5.0)%
Small Group and Individual	719	699	691	20	2.9%	28	4.1%

Commercial Risk	2,198	2,177	2,248	21	1.0%	(50)	(2.2)%
ASO	96	96	111	0	0.0%	(15)	(13.5)%

Total Commercial	2,294	2,273	2,359	21	0.9%	(65)	(2.8)%
Medicare Advantage	236	223	197	13	5.8%	39	19.8%
Medicare PDP (stand-alone)	348	341	288	7	2.1%	60	20.8%
Medi-Cal/Medicaid	839	825	860	14	1.7%	(21)	(2.4)%

Total Health Plans	3,717	3,662	3,704	55	1.5%	13	0.4%

TRICARE—North Contract Eligibles	2,913	2,930	2,932	(17)	(0.6)%	(19)	(0.6)%

Health Net, Inc.

Enrollment Data—Line of Business

(In thousands)

	June 30, 2007	March 31, 2007	June 30, 2006	Change from
				March 31, 2007		June 30, 2006
				Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	1,013	1,009	1,063	4	0.4%	(50)	(4.7)%
Connecticut	142	143	156	(1)	(0.7)%	(14)	(9.0)%
New York	116	116	120	0	0.0%	(4)	(3.3)%
New Jersey	32	36	47	(4)	(11.1)%	(15)	(31.9)%
Arizona	80	78	72	2	2.6%	8	11.1%
Oregon	96	96	99	0	0.0%	(3)	(3.0)%

	1,479	1,478	1,557	1	0.1%	(78)	(5.0)%

Small Group and Individual
California	425	413	422	12	2.9%	3	0.7%
Connecticut	27	29	31	(2)	(6.9)%	(4)	(12.9)%
New York	117	109	96	8	7.3%	21	21.9%
New Jersey	62	61	58	1	1.6%	4	6.9%
Arizona	53	52	47	1	1.9%	6	12.8%
Oregon	35	35	37	0	0.0%	(2)	(5.4)%

	719	699	691	20	2.9%	28	4.1%

Commercial Risk
California	1,438	1,422	1,485	16	1.1%	(47)	(3.2)%
Connecticut	169	172	187	(3)	(1.7)%	(18)	(9.6)%
New York	233	225	216	8	3.6%	17	7.9%
New Jersey	94	97	105	(3)	(3.1)%	(11)	(10.5)%
Arizona	133	130	119	3	2.3%	14	11.8%
Oregon	131	131	136	0	0.0%	(5)	(3.7)%

	2,198	2,177	2,248	21	1.0%	(50)	(2.2)%

ASO
California	5	5	5	0	0.0%	0	0.0%
Connecticut	58	57	69	1	1.8%	(11)	(15.9)%
New York	15	15	17	0	0.0%	(2)	(11.8)%
New Jersey	18	19	20	(1)	(5.3)%	(2)	(10.0)%

	96	96	111	0	0.0%	(15)	(13.5)%
Total Commercial
California	1,443	1,427	1,490	16	1.1%	(47)	(3.2)%
Connecticut	227	229	256	(2)	(0.9)%	(29)	(11.3)%
New York	248	240	233	8	3.3%	15	6.4%
New Jersey	112	116	125	(4)	(3.4)%	(13)	(10.4)%
Arizona	133	130	119	3	2.3%	14	11.8%
Oregon	131	131	136	0	0.0%	(5)	(3.7)%

	2,294	2,273	2,359	21	0.9%	(65)	(2.8)%
Medicare Advantage
California	112	108	104	4	3.7%	8	7.7%
Connecticut	43	40	32	3	7.5%	11	34.4%
New York	9	8	7	1	12.5%	2	28.6%
Arizona	48	45	35	3	6.7%	13	37.1%
Oregon	20	20	19	0	0.0%	1	5.3%
Other States	4	2	0	2	100.0%	4

	236	223	197	13	5.8%	39	19.8%
Medi-Cal/Medicaid
California	708	694	726	14	2.0%	(18)	(2.5)%
Connecticut	85	85	87	0	0.0%	(2)	(2.3)%
New Jersey	46	46	47	0	0.0%	(1)	(2.1)%

	839	825	860	14	1.7%	(21)	(2.4)%
Medicare PDP (stand-alone)	348	341	288	7	2.1%	60	20.8%

Total Health Plan Enrollment
Large Group	1,479	1,478	1,557	1	0.1%	(78)	(5.0)%
Small Group and Individual	719	699	691	20	2.9%	28	4.1%

Commercial Risk	2,198	2,177	2,248	21	1.0%	(50)	(2.2)%
ASO	96	96	111	0	0.0%	(15)	(13.5)%

Total Commercial	2,294	2,273	2,359	21	0.9%	(65)	(2.8)%
Medicare Advantage	236	223	197	13	5.8%	39	19.8%
Medicare PDP (stand-alone)	348	341	288	7	2.1%	60	20.8%
Medi-Cal/Medicaid	839	825	860	14	1.7%	(21)	(2.4)%

Total Health Plans	3,717	3,662	3,704	55	1.5%	13	0.4%

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 6/2007	Year 2006	Year 2005
Reserve for claims (a), beginning of period	$754.2	$768.7	$794.6

Incurred claims related to:
Current Year	2,826.8	5,222.0	5,130.4
Prior Years (c)	(2.3)	(77.3)	(114.5)

Total Incurred (b)	2,824.5	5,144.7	5,015.9

Paid claims related to:
Current Year	2,071.0	4,485.7	4,401.3
Prior Years	688.1	673.5	640.5

Total Paid (b)	2,759.1	5,159.2	5,041.8

Reserve for claims (a), end of period	819.6	754.2	768.7
Add:
Claims Payable	173.7	203.9	177.2
Other (d)	91.2	90.7	94.3

Reserves for claims and other settlements, end of period	$1,084.5	$1,048.8	$1,040.2

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.